Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

British Telecommunications plc:

We consent to the incorporation by reference in the registration statement (No. 333-225979) on Form F-3 of British Telecommunications plc of our reports dated 29 May 2019, with respect to the group balance sheet of British Telecommunications plc and subsidiaries as of 31 March 2019, the related group income statement, group statement of comprehensive income, group statement of changes in equity, and group cash flow statement for the year ended 31 March 2019, and the related notes (collectively, “the consolidated financial statements”), and the effectiveness of internal control over financial reporting as of 31 March 2019, which reports appear in the 31 March 2019 annual report on Form 20-F of British Telecommunications plc.

Our report on the consolidated financial statements refers to our audit of the adjustments that were applied to revise the 2018 and 2017 consolidated financial statements to:

•	Retrospectively apply the transfer of the Northern Ireland Networks business between reportable segments, as described in Notes 2, 5, and 8,

•	Retrospectively apply the reclassification of internal revenue generated by the Ventures business within the Enterprise segment, as described in Note 5,

•	Retrospectively apply the re-presentation of product costs and commissions; provision and installation; marketing and sales; and other operating costs as described in Note 7, and

•

Retrospectively apply the re-presentation of disclosures required resulting from the adoption of IFRS 9, Financial Instruments, with respect to items designated as hedging instruments, as described in Note 25.

However, we were not engaged to audit, review, or apply any procedures to the 2018 and 2017 consolidated financial statements other than with respect to such adjustments.

Our report on the consolidated financial statements refers to a change in method of accounting for revenue from contracts with customers in 2019 due to the adoption of IFRS 15, Revenue from Contracts with Customers, and a change in method of accounting for financial instruments in 2019 due to the adoption of IFRS 9, Financial Instruments.

Our report dated 29 May 2019, on the effectiveness of internal control over financial reporting as of 31 March 2019, expresses our opinion that British Telecommunications plc did not maintain effective internal control over financial reporting as of 31 March 2019 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to General IT Controls and Risk Assessments have been identified and included in management’s assessment.

/s/ KPMG LLP

London, United Kingdom

5 June 2019